Exhibit 99.1
Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences to License Three Targeted Cancer Drug Candidates from Inex Pharmaceuticals

Friday March 17, 7:03 am ET

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--March 17, 2006--Hana Biosciences (AMEX:HBX - News):

•	Hana plans to initiate pivotal trials for Marqibo(TM) (sphingosomal vincristine) in hematological malignancies in 2006.

•	Sphingosomal vinorelbine targeted to start clinical trials in 2006, and sphingosomal topotecan in 2007.

•	Proprietary sphingosomal platform doubles Hana's oncology pipeline to six clinical stage drugs.

Hana Biosciences (AMEX:HBX - News) signed a letter of intent to license the worldwide rights to develop and commercialize three novel targeted chemotherapy drug candidates for the treatment of solid and hematological cancers from Inex Pharmaceuticals Corporation (TSX:IEX - News). The three candidates are known as Marqibo(TM) (sphingosomal vincristine), sphingosomal vinorelbine, and sphingosomal topotecan. Marqibo(TM) (sphingosomal vincristine) has demonstrated promising activity in patients with non-Hodgkin's lymphoma (NHL) and acute lymphoblastic leukemia (ALL) in completed and ongoing studies.

The novel targeted formulation of these approved chemotherapeutic agents is designed to significantly increase drug delivery to the tumor and prolong drug exposure for cell-cycle specific agents, thus increasing dose intensity. Based on completed and ongoing studies in hematological cancers, these innovative products may deliver higher drug doses into the tumor, with concomitant increases in clinical activity.

"This transaction will enhance Hana's portfolio of novel anticancer compounds, underscoring our patient-focused commitment to commercializing novel oncology therapies. We look forward to working with the FDA to obtain the Special Protocol Assessment (SPA) in hematological cancers, and to initiating registrational trials for Marqibo(TM) in 2006, while our current clinical programs continue on schedule," said Mark Ahn, PhD, President and CEO, Hana Biosciences.

Timothy M. Ruane, President and CEO of INEX, stated: "The team at Hana has a strong track record in oncology drug development, and our targeted chemotherapy products are a perfect fit in their pipeline. We will support their efforts as they move Marqibo(TM) towards commercialization and continue the development of sphingosomal vinorelbine and sphingosomal topotecan."

Under the terms of the transaction, Hana will pay INEX a total of $11.5 million upon closing, consisting of cash and shares of Hana common stock. In addition, Hana will pay INEX up to $30.5 million in shares of Hana common stock, contingent upon achievement of specific clinical and regulatory milestones, and royalties on net sales. The completion of the transaction is subject to the execution of definitive agreements, as well as other customary closing conditions, which are expected to be completed in the second quarter of 2006. Canaccord Adams is acting as the exclusive financial advisor to Hana in the transaction.

This licensing transaction will double Hana's pipeline to six clinical-stage oncology compounds. The drug candidates included in the transaction are:

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Marqibo(TM) (sphingosomal vincristine) was previously studied in Phase II trials in non-Hodgkin's lymphoma (NHL) and acute lymphoblastic leukemia (ALL). Marqibo(TM) is targeted to enter pivotal trials in 2006, after a Special Protocol Assessment (SPA) is completed with the FDA.

•	Sphingosomal vinorelbine, for which an IND application is approved both in the US and Canada, is planned to enter clinical trials in 2006.

•	Sphingosomal topotecan, based on a unique formulation which significantly enhances activity in pre-clinical models, is planned to enter clinical trials in 2007.

The intellectual property covering the three product candidates is protected worldwide until 2020 by issued and pending patents.
"Vincristine is a cornerstone of combination chemotherapy in lymphoproliferative diseases. We believe that by raising the dose of this drug we can improve its clinical activity. The increased dose and promising activity of sphingosomal vincristine in patients with NHL and ALL support moving this drug into registrational trials," said Dr. Hagop Kantarjian, MD, Professor and Chairman of the Leukemia Department at the M.D. Anderson Cancer Center.

Hana to host a conference call on March 20, 2006 at 4:30 PM ET

Hana Biosciences will discuss the proposed transaction, as well as recently released results of operations and an overview of 2006 goals, in a teleconference at 4:30 PM ET on Monday, March 20, 2006. Those interested in hearing management's discussion may join the call by dialing 877-407-9210. International participants may access the call by dialing 201-689-8049. Participants may also access a live web-cast of the conference call through the Investor Relations section of Hana's website at www.hanabiosciences.com.

A replay will be available for three months following the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants and entering 286 for the playback account number and 196499 for the playback access code when prompted.

About Sphingosomal Targeted Drug Delivery

Sphingosomal encapsulation is a new generation liposomal drug delivery platform, which significantly increases tumor targeting and duration of exposure for cell cycle-specific anticancer agents. Sphingosomal drug delivery consists of using an already approved cancer agent encapsulated in a lipid envelope. The encapsulated agent is carried through the bloodstream and delivered to disease sites where it is released to carry out its therapeutic action.

When used in unencapsulated form, chemotherapeutic drugs diffuse indiscriminately throughout the body, diluting drug effectiveness and causing toxic side effects in the patient's healthy tissues. The proprietary sphingosomal formulation technology permits the loading of a high concentration of therapeutic agent inside the lipid envelope, promotes accumulation of the drug in tumors and prolongs the release of the drug at disease sites. As a result, compared to unencapsulated drugs, agents encapsulated in sphingosomes have been shown to deliver more of the therapeutic agent to a targeted disease site over a longer period of time, thus increasing the efficacy of the drug without increasing the toxicity in healthy, non-targeted tissues.

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Longer circulation time in plasma delivers more of the therapeutic agent to targeted tumor sites over a longer period of time. To stabilize the lipid bilayer walls and retain active drug within the aqueous interior, this new generation liposomal technology uses sphingomyelin, a safe, biologically inert macromolecule whose amide backbone is resistant to hydrolysis. The increased rigidity of the liposomal walls prolongs the circulating life of liposomes and significantly extends the duration of drug release.

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Sphingosomal drugs like Marqibo(TM) readily extravasate through the pores of leaky tumor vessels created during angiogenesis and readily accumulate within the tumor. In normal tissues, a continuous endothelial lining constrains liposomes within capillaries, preventing accumulation of the drug in the interstitial space. In contrast, the immature neovasculature within tumors is created during angiogenesis and has numerous imperfections, pores and discontinuities up to 800 nm in size. With an average diameter of approximately 100 nm, sphingosomes readily extravasate through these pores and accumulate within the tumor. Once lodged within the interstitial space, these resilient sphingosomes slowly release the encapsulated drug. Slow release of the drug from extravasated sphingosomes increases drug levels within the tumor, extends drug exposure through multiple cell cycles, and significantly enhances tumor cell killing. Vincristine kills tumor cells as they pass through a sensitive phase of cell division, but fewer than 5% of a patient's tumor cells are in this sensitive phase at any point in time. The duration of drug exposure is therefore critical to increased clinical activity.

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Increased drug concentration at the tumor site is associated with increased clinical activity. The link between drug exposure and anti-tumor efficacy is especially pronounced for cell cycle-specific agents such as vincristine, vinorelbine and topotecan, which kill tumor cells by interfering with mitosis at a precise step during the cancer cell cycle. Thus, this proprietary sphingosomal drug delivery platform encapsulates approved anticancer agents within the aqueous interior of small liposomes to potentially enhance the therapeutic index of these existing anticancer treatments.

About Vincristine, Vinorelbine, and Topotecan

Sphingosomal products such as Marqibo(TM) (sphingosomal vincristine) are loaded with active, cell cycle-specific anticancer agents that may benefit from increased targeting and long duration of drug exposure at the tumor site. Vincristine, vinorelbine and topotecan are approved cancer therapies which have been selected for sphingosomal formulation specifically for their ability to benefit from this novel encapsulation:

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Vincristine (Oncovin®; Eli Lilly & Company), a microtubule inhibitor, is approved for acute lymphoblastic leukemia (ALL) and is widely used as a single agent and in combination regimens for treatment for hematologic malignancies such as lymphomas and leukemias.

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Vinorelbine (Navelbine®; GlaxoSmithKline), a microtubule inhibitor, is approved for use as a single agent or in combination with cisplatin for the first-line treatment of unresectable, advanced non-small cell lung cancer.

•	Topotecan (Hycamtin®; GlaxoSmithKline), a topoisomerase I inhibitor, is approved for use in relapsed small-cell lung cancer and in relapsed ovarian cancer.

About Non-Hodgkin's Lymphoma (NHL) and Acute Lymphoblastic Leukemia (ALL)

Non-Hodgkins lymphoma (NHL) is a heterogeneous disease which results in approximately 50,000 new cases and almost 25,000 deaths annually in the United States. NHL usually originates in lymphoid tissues and can spread to other organs. The prognosis depends on the histologic type, stage, and treatment. The NHLs can be divided into 2 prognostic groups: indolent lymphomas and aggressive lymphomas. Indolent NHL types have a relatively good prognosis, with median survival as long as 10 years, but they usually are not curable in advanced clinical stages. The aggressive type of NHL has a shorter natural history, but a significant number of these patients can be cured with intensive combination chemotherapy regimens which include agents such as vincristine. With modern treatment, overall five-year survival of NHL patients is approximately 50% to 60%. Of patients with aggressive NHL, 30% to 60% can achieve durable remission. The vast majority of relapses occur in the first two years after therapy and new therapeutic options are needed.

Acute lymphoblastic leukemia (ALL) is a type of cancer of the blood and bone marrow -- the spongy tissue inside bones where blood cells are made. Acute leukemias progress rapidly and affect immature blood cells, rather than mature ones. Acute lymphoblastic leukemia affects a group of white blood cells called lymphocytes, which fight infection. Normally, bone marrow produces immature cells (stem cells) in a controlled way, and they mature and specialize into the various types of blood cells, as needed. In people with ALL, this production process goes awry. Large numbers of immature, abnormal lymphocytes called lymphoblasts are produced and released into the bloodstream. These abnormal cells aren't able to mature and perform their usual functions. Furthermore, they multiply rapidly and can crowd out healthy blood cells, leaving an adult or child with ALL vulnerable to infection or easy bleeding. Leukemic cells can also collect in certain areas of the body, including the central nervous system and spinal cord, which can cause serious problems. Almost 4,000 Americans are diagnosed with acute lymphoblastic leukemia each year. This form of cancer worsens quickly if not treated, but it usually responds well to initial treatment. Adults have a 30% to 50% cure rate, underscoring the need for new therapeutic options.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (AMEX:HBX - News) is a South San Francisco, CA-based biopharmaceutical company that acquires, develops, and commercializes innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com

About Inex Pharmaceuticals Corporation

INEX is a Canadian biopharmaceutical company developing and commercializing proprietary drugs and drug delivery systems to improve the treatment of cancer. Since 1996, INEX common shares have been trading on the Toronto Stock Exchange under the symbol "IEX". Additional information on INEX can be found at www.inexpharm.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that Hana will be able to complete the proposed transaction with INEX or that any of Hana's development efforts relating to its product candidates, as well as those to be licensed from INEX, will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2005. Hana assumes no obligation to update these statements, except as required by law.

Contact:
Hana Biosciences, Inc.
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Fax: 650-588-2787
Email: investor.relations@hanabiosciences.com
or
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or
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Email: dbradley@hoggan.com

Source: Hana Biosciences, Inc.